EXHIBIT 5.1

January 30, 2012

Board of Directors

Platinum Energy Solutions, Inc.

2100 West Loop South, Suite 1601

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as special Nevada counsel to Platinum Energy Solutions, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the sale by the Company of up to 16.1 million shares of the Company’s common stock, par value $0.001 per share (the “Registered Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments of the Company and have conducted such other investigations of fact and law, as we have deemed necessary for the purposes of rendering this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all originals and the conformity to originals of all copies. We have also assumed that prior to the issuance of any of the Registered Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, and (ii) the Company shall have been fully paid for the Registered Shares.

Platinum Energy Solutions, Inc.

January 30, 2012

Page Two

We express no opinion concerning any law of any jurisdiction other than (i) the Federal laws of the United States of America and (ii) the laws of the State of Nevada.

On the basis of the foregoing, we are of the opinion that the Registered Shares have been duly authorized and, when the Registered Shares are delivered in accordance with the Underwriting Agreement in substantially the form filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is rendered to you in connection with the matter described above. This opinion may not be relied upon for any other purpose without our express, written permission. We have no obligation to update this opinion for events or changes in law or fact occurring after the date hereof.

Very truly yours,

KOLESAR & LEATHAM